Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.
at
$8.75 Net Per Share
by
LANDRY’S MSA CO., INC.
a Wholly-Owned Subsidiary of
LANDRY’S, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 20, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

November 22, 2011

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

We have been engaged by Landry’s MSA Co., Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Landry’s, Inc., a Delaware corporation (“Landry’s”), to act as Information Agent in connection with Purchaser’s offer to purchase all issued and outstanding shares of common stock, par value $0.001 per share (together with the associated preferred stock purchase rights, the “Shares”), of McCormick & Schmick’s Seafood Restaurants, Inc., a Delaware corporation (“MSSR”), at a price of $8.75 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing copies of the following documents:

1.  The Offer to Purchase dated November 22, 2011;

2.  The Letter of Transmittal to be used by stockholders of MSSR in accepting the Offer and tendering Shares, together with the included Internal Revenue Service Form W-9 (copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares) and guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Form W-9 included in the Letter of Transmittal;

3.  A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

4.  A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Inc., the Depositary for the Offer, by the expiration of the Offer; and

5.  A return envelope addressed to the Depositary for your use only.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED.  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.  PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 20, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 7, 2011 (as may be amended, the “Merger Agreement”), by and among Landry’s, Purchaser, and MSSR.  Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into MSSR (the “Merger”), with MSSR continuing as the surviving corporation in the Merger and a direct wholly-owned subsidiary of Landry’s.

After careful consideration, the MSSR board of directors has unanimously determined that the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of MSSR’s stockholders. Accordingly, MSSR’s board of directors recommends that MSSR’s stockholders accept the Offer and tender their Shares to Purchaser in the Offer and, if required by applicable law, vote to adopt the Merger Agreement.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the “Share Certificates”), or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in the Offer to Purchase, (2) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (3) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR ANY SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING SUCH PURCHASE PRICE.

Neither Purchaser nor Landry’s will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.  You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

OKAPI PARTNERS LLC

Nothing contained herein or in the enclosed documents shall render you or any other person the agent of Purchaser, Landry’s, MSSR, the Depositary, the Information Agent or any affiliate thereof or authorize you or any other person to give any information or make any representation on behalf of any of them in connection with the offer other than the documents enclosed and the statements contained therein.

The Information Agent for the Offer is:

437 Madison Avenue, 28th Floor
New York, N.Y. 10022
Banks and Brokerage Firms, Please Call: (212) 297 0720
Stockholders and All Others, Call Toll-Free: (877) 285 5990
Email: info@okapipartners.com